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                                  EXHIBIT 21.1

               List of Category 5 Technologies, Inc. Subsidiaries




     Category 5 Technologies, Inc. has the following wholly-owned subsidiaries:

         Name                               Jurisdiction of Incorporation
         ----                               -----------------------------
         ePenzio, Inc.                      Utah
         C5T Acquisition Corp.              Delaware